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                                                                    Exhibit 99



[ANHEUSER-BUSCH COMPANIES LOGO]                                           NEWS


                                                 For more information, contact:
                                                 Terri Vogt (314) 577-7750
                                                 Kelli Powers (314) 577-9618

FOR IMMEDIATE RELEASE

                     AUGUST A. BUSCH IV NAMED PRESIDENT
           AND CHIEF EXECUTIVE OFFICER OF ANHEUSER-BUSCH COS. INC.

         ST. LOUIS (Sept. 27, 2006) - The board of directors of
Anheuser-Busch Cos. Inc. elected August A. Busch IV to the board of directors effective today and named him president and chief executive officer of the corporation effective Dec. 1, 2006, it was announced today.

         "The board of directors diligently executes its charge to evaluate and determine the executives to lead Anheuser-Busch as part of its succession planning responsibilities," said lead director, Edward E. Whitacre, speaking on behalf of the company's board of directors. "After careful consideration, we selected August Busch IV as the individual most qualified to assume that role. We believe that the company, its employees and its shareholders will be well-served by his leadership."

         Busch IV succeeds Patrick Stokes, 64, who has held the corporate president and CEO positions since July 2002.

         Stokes has been named chairman of the board, effective Dec. 1, 2006, succeeding August A. Busch III. Stokes and Busch III will both retire from their executive functions at the company on Nov. 30, 2006. Busch III will continue to serve on Anheuser-Busch's board.

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August A. Busch IV Named President & CEO
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         "Anheuser-Busch is ready for the next generation of leadership,"
said Busch III. "August IV has successfully prepared himself by leading the U.S. beer company through a period of great change and challenge. He brings with him the new thinking of his generation, yet appreciation for the great traditions and values of this company."

         "August IV follows a man of leadership and conviction in Pat Stokes," said Busch III. "We are grateful for Pat's vision, stewardship and his countless contributions to this company over his 37-year career. We have worked side-by-side for many of those years, and I have the greatest respect and admiration for all Pat has given Anheuser-Busch. He leaves a tremendous legacy."

         "It has been a great privilege to lead Anheuser-Busch for many years and to be an active chairman of the board," said Busch III. "This is a dynamic, engaging business, and this company is like no other. For me, this has never been just a job, it has been my passion. I've taken great pleasure in working with people of character, creativity and commitment and who have become my second family. Above all, it is the men and women with whom I have worked that I will miss most."

         Stokes said: "I have been fortunate to work with a great team of people during my 37 years with Anheuser-Busch. I have worked directly with August Busch III for more than 30 years and have learned from him and appreciated his support."

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August A. Busch IV Named President & CEO
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         "As president of the domestic beer company from 1990 to 2002, I formed valued associations with wholesalers across the country," Stokes said. "As chief executive officer, I have had the privilege of leading our company and working with our international partners around the world. I have every confidence in August Busch IV's ability to build on the success of the company and I look forward to serving our shareholders as chairman of the board of directors."

         Busch IV, 42, has led the U.S. beer company since July 2002. He has been with the company for 21 years, beginning as an apprentice brewer in 1985 where he was a member of Brewers & Maltsters Local 6.

         Busch IV has held a variety of positions in management, brewing, operations and marketing. He was named group vice president of marketing and wholesale operations in 2000, vice president of marketing in 1996 and vice president of brand management in 1994. He holds a master's degree in business administration from St. Louis University, a brewmaster's degree from the International Brewing Institute in Berlin and graduated magna cum laude with a bachelor's degree in finance from St. Louis University. He holds an honorary doctorate of business administration from Webster University. Busch IV serves on the board of FedEx Corp.

         Busch IV is the fifth generation of Busch family members to lead the company. His great-great grandfather was Adolphus Busch, who co-founded the company. Adolphus Busch married Lilly, the daughter of Eberhard Anheuser, who had purchased the brewery in 1860.

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August A. Busch IV Named President & CEO
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          "I am proud to accept this challenge that carries a great deal of personal meaning for me," said Busch IV. "My father and Pat leave behind a legacy of unparalleled excellence. They have demanded the best of me and my colleagues. Preparing myself for a leadership role in business has long been my objective. I'm glad to have found that role in the company I love and that my great-great grandfather founded. I am eager to set an agenda that capitalizes on this company's history of success. But I will not do this alone - I will have the most talented team in the industry working with me, and together, we will accomplish great things."

         Busch III also announced that John E. Jacob will retire as executive vice president-global communications. Jacob, 71, will remain on the Anheuser-Busch board of directors, on which he has served since 1990. Jacob, the former head of the National Urban League, joined the company as executive vice president and chief communications officer in 1994.

          Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.8 percent share of U.S. beer sales. The company brews the world's largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico's leading brewer, and a 27 percent share in Tsingtao, the No. 1 brewer in China. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine's Most Admired U.S. and Global Companies lists in 2006. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and is America's top recycler of aluminum cans. For more information, visit www.anheuser-busch.com.

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